Exhibit 99.5

CRITEO

[FORM OF] WARRANT AGREEMENT

[First name and name], a [nationality] citizen, residing at [address],

hereinafter referred to as the “Beneficiary”,

On [___], 20[___], the board of directors, using the delegation of competence granted to it by the combined ordinary and extraordinary shareholders meeting of CRITEO (the “Company”) held on [___________], issued and granted to the benefit of the Beneficiary [_____] warrants (the “Warrants”) under the terms and conditions set forth in this agreement:

Date of Grant:        [___], 20[___]

Subscription Price of the Warrants:	USD [______] (i.e., USD [____] per Warrant)

Maximum number of ordinary shares to be subscribed
upon exercise of the Warrants:    [____]
(i.e., 1 per Warrant)

Exercise price per share:    EUR [____]

Term/Expiration date of the Warrant:    [___], 20[___] [10 years from Date of Grant]

Article 1 - Validity of the Warrants

The Warrants will be validly issued as from the date of their subscription by the Beneficiary subject to the condition precedent that the Beneficiary executes and returns to the Company the subscription form of the Warrants in the form attached as exhibit 1 hereto, duly signed, and makes the following payment on or before [___], 20[___].

The Warrants shall be fully paid up, at subscription, for a total price of USD [_________], in cash or by way of offset against receivables in accordance with applicable French law.

Article 2 - Exercise of the Warrants

2.1.    Vesting period

The Warrants may be exercised according to the following vesting schedule:

•	1/4th of the Warrants shall vest on the first anniversary of the date of grant, subject to continued directorship until that date, and

•
1/16th of the Warrants shall vest upon expiration of each quarter (i.e., a successive period of three (3) months) as from the first anniversary of said date of grant, during thirty-six (36) months as from this date;

provided that (i) in case of termination of the Beneficiary's term of office as board member of the Company, on his own initiative or at the request of the Company, (the “Office Termination”) before the first anniversary of the date of grant, all the Warrants shall be automatically void; and (ii) any

Warrants not exercised on or before [___], 20[___] [10 years from Date of Grant] shall be automatically void.

As an exception to the above, in the event of (i) signature of a merger agreement by way of absorption of the Company by another Company, or in the event of transfer by one or several shareholders of the Company to one or several third parties, acting on their own or jointly, of a number of shares entailing the transfer of the control of the Company (in the meaning of article

L. 233-3 of the French commercial code) to this or these third parties (the “Operation”), or (ii) Office Termination on or after one year from the date of grant, the exercise rights of the Warrants shall be accelerated in such a way that the Warrants holder can exercise a number of ordinary shares corresponding to 100% of the Warrants not exercisable at the date of completion of said Operation or Office Termination, as applicable.

However, unless otherwise decided by the board of directors in connection with the events below, the exercisable Warrants will have to be exercised by the holder, failing which they will be deemed to be null and void:

a)	within ninety (90) days of the Office Termination,

b)
at the latest immediately prior to the completion of the above mentioned Operation, it being specified that the Company will have to inform the holder of Warrants of the completion of any Operation of which he might not be aware at least fifteen (15) days in advance, or

c)	within six (6) months following the occurrence of the death or incapacity of the Warrants holder,

it being specified that, on the one hand, the Warrants which would not be exercisable at the date of occurrence of one of the events listed under paragraph (a) to (c) above will automatically lapse and that, on the other hand, the above mentioned delays do not result in an extension of the validity of the Warrants beyond the above ten-year (10) period.

2.2.    Method of Exercise

The Warrants are exercisable by delivery of an exercise notice, in the form attached hereto under exhibit 2 (the "Exercise Notice"), comprising a share subscription form (bulletin de souscription) which shall state the Beneficiary’s election to exercise all or parts of the Warrants and the number of shares in respect of which the Warrants are being exercised (the "Exercised Shares"). The Exercise Notice shall be signed by the Beneficiary and shall be delivered in person or by certified mail to the Company or its designated representative or by facsimile message to be immediately confirmed by certified mail to the Company. The Exercise Notice shall be accompanied by the payment of the aggregate exercise price of all Exercised Shares. If the subscription price of the shares is paid by wire transfer, the subscription price of the shares will have to be paid on the Company’s bank account at the latest within 10 calendar days following the receipt by the Company of the Exercise Notice. The Warrants shall be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by the proof of payment of such aggregate exercise price.

Upon exercise of the Warrants, the shares issued to the Beneficiary shall be assimilated with all other ordinary shares of the Company and shall be entitled to dividend for the fiscal year during which the Exercised Shares are subscribed and issued.

2.3.     Payment of the Exercised Shares

Payment of the aggregate exercise price of the Exercised Shares shall be made, at the election of the Beneficiary, by offset against receivables in accordance with applicable French law.

Article 3 – Other Terms of the Warrants

In the event of a reduction in share capital of the Company due to losses by way of reduction of the number of outstanding shares of the Company, the right of the holder of the Warrants as regards the number of shares to be issued upon exercise of the Warrants shall be reduced accordingly, as if the Warrants holder had been a shareholder of the Company as from the date of issuance of the Warrants.

In the event of a reduction in share capital of the Company due to losses by way of reduction of the par value of the Company’s shares, the subscription price of the shares issued upon exercise of the Warrants shall not change, the issue premium being increased by the amount of the reduction of the par value.

In the event of a reduction in share capital of the Company not related to losses by way of reduction of the par value of the shares, the subscription price of the shares issued upon exercise of the Warrants shall be reduced accordingly.

In the event of a reduction in share capital of the Company not related to losses by way of reduction of the number of shares, the holder of the Warrants, if he exercises the Warrants, shall be entitled to request the repurchase of his shares under the same conditions as if he had been a shareholder of the Company as at the date of the repurchase by the Company of its own shares.

In case of rights issue (in which all shareholders are offered to participate prorata their respective equity stake), the Company will take either or several of the following decisions to preserve the rights of the holder of the Warrants, in accordance with the provisions of article L. 228-99 of the French commercial code:
1. either permit the holder of the Warrants to exercise it immediately to enable the Beneficiary to participate in the rights issue, which will not alter or limit the rights of the Beneficiary to exercise the Warrants under Section 2.1 of this Warrant Agreement; or
2. take any measures which will allow the Beneficiary, should he exercises the Warrants subsequently, to irrevocably subscribe at that time its prorata share of the new issue or obtain a free allotment, or receive cash or goods similar to those distributed in the rights issue, in the same quantities or proportions and under the same conditions as if the Beneficiary already exercised the Warrants and had thus been a shareholder of the Company at the time when those operations took place, or
3. adjust the conditions of subscription initially fixed in order to take account of the impact of the rights issue. In that case, such adjustment will be carried out by applying the method provided for in article R. 228-91 of French commercial code, it being specified that the value of the preferential subscription right as well as the value of the share before detachment of the subscription right shall be determined, if need be, by the board of directors on the basis of the subscription, exchange or sale price per share retained at the time of the last operation occurred on the Company's share capital (share capital increase, contribution in kind, sale of shares, etc.) during the six (6) month-period preceding the said meeting of the board of directors, or, if no such operation has been carried out during the said period, on the basis of any other financial parameter that appears relevant to the board of directors (and which will be confirmed by the Company's auditor).
The Company is authorized, without requesting the specific consent of the holder of the Warrants, to modify its corporate form and its corporate purpose.

It is reminded that, in compliance with the provisions of article L. 228-98 of the French commercial code, the Company cannot amend the rules regarding profit allocation, amortize the share capital and create and issue preferred shares entailing any such modification or amortization without requesting the specific consent of the holder of the Warrants.

Article 4 - Governing Law

This agreement is governed by the laws of the Republic of France. Any claim or dispute arising under this agreement shall be subject to the exclusive jurisdiction of the court competent for the place of the registered office of the Company.

Made in _____,
On [___], 20[___],
In two copies,

CRITEO
[First name and name]                    Benoît Fouilland
Directeur général délégué

EXHIBIT 1

SUBSCRIPTION FORM OF THE WARRANTS

CRITEO

French société anonyme
Registered office : 32 rue Blanche, 75009 Paris
484 786 249 R.C.S. PARIS
___________________________

WARRANT SUBSCRIPTION FORM

Amount and terms of the issuance of the warrants

Issuance at a total price of USD [____] of [____] warrants (hereafter the “Warrants”), giving the right to subscribe for a maximum number of [____] ordinary shares, at a fixed price of EUR [___] each (issue premium included), to be fully paid up in cash or by way of offset against receivables and the subscription of which has been reserved to the subscriber.

The issuance has been decided by the board of directors of Criteo SA on [___], 20[___], pursuant to the authorization granted to it by the combined ordinary and extraordinary shareholders meeting of [________].

The terms and conditions of the Warrants are described in the warrant agreement executed by the subscriber and Criteo on [___], 20[___].

The subscription period is opened until [___], 20[___] included.

--ooOoo—

The undersigned:

[First name and name], a [nationality] citizen, residing at [address],

acknowledging the terms and conditions of the Warrants,

hereby subscribes the Warrants and pays the amount of the subscription by way of offset against receivables held by the undersigned against the Company.

Made in _______________
On __________________, 20____
In two copies

__________________
[First name and name]

1

EXHIBIT 2

EXERCISE NOTICE OF THE WARRANTS

CRITEO

French société anonyme
Registered office : 32 rue Blanche, 75009 Paris
484 786 249 R.C.S. PARIS
___________________________

SHARE SUBSCRIPTION FORM

CRITEO
32, rue Blanche
75009 Paris
France

[First name and name], a [nationality] citizen, residing at [address],

holder of ___________________ Warrants, each giving right to subscribe for an ordinary share of Criteo (the “Company”) issued pursuant to the resolution of the board of directors of the Company held on [___], 20[___], having examined the terms and conditions of the Warrants,

hereby

exercise __________ Warrants

and

subscribe consequently for ________________ ordinary shares of the Company, for a subscription price per share of EUR ______________, share premium included,

pays, for this subscription, the total amount of EUR _____________________ corresponding to the aggregate of the nominal value and the share premium of the above mentioned ordinary shares.

Made in
On
In two copies

__________________
[First name and name]